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This filing consists of a transcript of a conference call hosted by Niku Corporation and Computer Associates, Inc. on June 9, 2005.

Safe Harbor for Forward-Looking Statements

Statements in this communication regarding the proposed Merger between Computer Associates and Niku, the expected timetable for completing the Merger, future financial and operating results, benefits and synergies of the Merger, future opportunities for the combined company and products and any other statements regarding Computer Associates’ or Niku’s future expectations, beliefs, goals or prospects constitute forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the ability to consummate the Merger; the ability of Computer Associates to successfully integrate Niku’s operations and employees, the ability to realize anticipated synergies; the emergence of new competitive initiatives resulting from rapid technological advances or changes in pricing in the market, business conditions and volatility and uncertainty in the markets that Computer Associates and Niku serve; and the other factors described in Annual Report on Form 10-K for Computer Associates’ most recently completed fiscal year and Computer Associates’ other filings with the SEC and Niku’s Annual Report on Form 10-K for the year ended January 31, 2005 and Quarterly Report on Form 10-Q for the period ended April 30, 2005. These reports are available at www.sec.gov. Niku disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this release.

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FINAL TRANSCRIPT

Jun. 09. 2005 / 10:00AM, CA - Computer Associates to Acquire Niku

CORPORATE PARTICIPANTS

Olivia Bellingham

Computer Associates - VP, IR

Jeff Clarke

Computer Associates - COO

Josh Pickus

Niku Corporation - President, CEO, Chairman of the Board

Michael Christenson

Computer Associates - EVP of Strategy & Business Devel.

Jacob Lamm

Computer Associates - SVP, Gen. Mgr. Bus. Serv. Optimization

CONFERENCE CALL PARTICIPANTS

Steve Mahedy

Banc of America Securities - Analyst

Todd Raker

Deutsche Bank - Analyst

Jason Maynard

Credit Suisse First Boston - Analyst

Michael Turits

Prudential Securities - Analyst

Daniel Cummins

UBS - Analyst

Jim Mendelson

Lazard Freres & Co. - Analyst

Richard Sherman

Janney Montgomery Scott - Analyst

Tom Ernst

Deutsche Bank - Analyst

PRESENTATION

Operator

Good morning. At this time I would like to welcome everyone to the Computer Associates conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. (OPERATOR INSTRUCTIONS). I would now like to turn the call over Ms. Olivia Bellingham, Vice President of Investor Relations. Thank you, Ms. Bellingham; you may begin your conference.

Olivia Bellingham - Computer Associates - VP, IR

Thank you and good morning. This is Olivia Bellingham, VP Investor Relations. With me today from Computer Associates are Jeff Clarke, Chief Operating Officer; Michael Christenson, Executive Vice President of Strategy and Business Development; and Jacob Lamm, SVP and General Manager of CA’s Business Service Optimization business unit. Also with me today is Josh Pickus, President and CEO of Niku Corporation.

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Jun. 09. 2005 / 10:00AM, CA - Computer Associates to Acquire Niku

Before we begin, please note that this conference call is being broadcast over the phones and via a live webcast open to all interested parties. The content, which is being preserved by means of a recording, is the property of Computer Associates and is protected by U.S. and international copyright law. It cannot be reproduced, transcribed or produced in any way without the express written consent of Computer Associates. We consider your continued participation in this call to be your consent to our recording.

I would also like to advise everyone that today’s discussion may contain forward-looking statements. As we note in our public statements generally, there can be no assurance that the future results will be achieved and actual results could differ materially from forecast and estimates. Please refer to the forward-looking statement discussion contained in our SEC filings for further elaboration of the risks involved. With that, please allow me to introduce Jeff Clarke.

Jeff Clarke - Computer Associates - COO

Thanks, Olivia. Good morning and thanks for joining us. Today we announced that Computer Associates and Niku Corporation have signed a definitive agreement under which CA will acquire Niku, a leader in IT Management and Governance Solutions in an all-cash transaction valued at $21.00 per fully diluted common share or approximately $350 million. Net of Niku cash the purchase price is $285 million.

We are excited about the business opportunities associated with this transaction. This is a targeted acquisition in a high-growth area of software that strengthens and broadens our $1.5 billion Unicenter business and our general competitive position in systems management. Niku’s revenues grew 45% in its last fiscal year to more than $66 million and the Company has been profitable for the last 11 consecutive years on a non-GAAP basis. And Niku’s outstanding technology has positioned the Company in the leader’s quadrant in Gartner’s 2004 Project and Portfolio Management Magic Quadrant report.

Customer demand is high for Niku Solutions, as well as for technologies to help CIOs ensure their IT investments contribute to the growth, productivity and profitability of their organizations.

In organizations of all sizes, IT leadership is increasingly expected to show strong financial competencies. IT projects must realize tangible business value and deliver results that increase the performance of their organization. Today, CIOs lack solutions that link two very important elements — infrastructure and people. This link is critical to giving CIOs a complete picture of IT to help them track project staffing costs and schedules of every initiative and the related IT infrastructure costs and dependencies.

Niku’s Clarity IT Management and Governance (IT-MG) solution is an integrated suite that helps provide that link and gives IT executives comprehensive real-time views into their organization’s portfolio of IT investments. The suite spans the full IT lifecycle, from investment selection to execution and delivery of initiatives to results assessment. This company today has nearly 400 customers and nearly 400,000 users at companies such as Avon, HSBC, and Unilever.

The value of this acquisition goes beyond Niku’s existing product solution. By combining and integrated Niku’s solutions with CA’s Unicenter and overall systems management solutions, we believe CA can provide executives with unparalleled insight into their IT operations and help them run IT like a business. We see tremendous opportunities. The solution set is in high demand, and it will also broaden and extend the functionality of our existing systems management offerings, particularly for our Business Services Optimization business unit, which Niku will become a part of once the acquisition closes.

In forming the BSO unit in April, we leveraged our lifecycle and systems management technologies in the areas of business process management, IT governance, service management, IT Asset Management, and enterprise change management to enable enterprises to align their IT investments with business objectives, control IT costs, deliver IT as a service, and meet heightened compliance requirements.

To help expand our position in this market and round out our offerings, earlier this calendar year we entered into an agreement with Niku Corporation to resell, service and support Niku’s Clarity software. The initial partnership has been a great success. Since February 350 of CA’s sales resources have been trained on Niku’s Clarity solutions and we have completed our first joint marketing efforts and closed our first joint deals. Customer response and interest have been overwhelmingly positive.

Let me give you a specific example where the value of our existing partnership with Niku already has demonstrated itself and where we together are helping the customer achieve its objectives.

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Jun. 09. 2005 / 10:00AM, CA - Computer Associates to Acquire Niku

In the case of the Commonwealth of Massachusetts, the customer was seeking a single vendor to develop an integrated solution to perform Incident/Problem Management, Change Management, Service Requests/Delivery and Asset Management. It was looking for complete transparency into the projects, support and services and products provided by IT and a single way to request them.

The Commonwealth has decided to integrate an integrated solution. The project is currently in the discovery phase and includes — Unicenter Asset Management, Software Delivery and Remote control for 19,000 seats; Unicenter Argis; Unicenter ServicePlus Service Desk, 850 analysts; Unicenter Service Management — Chargeback/Metering/Provisioning solution; and Clarity IT-MG with 550 seats.

This solution will enable the Commonwealth of Massachusetts to align its IT portfolio with corporate strategies, improve financial evaluation of IT investments by accurately defining NPV’s, enable IT asset optimization with a clear picture of all IT assets, and create the ability to drive enterprise adoption of best practice IT governance.

The successful collaboration we experienced with Niku around this customer, as well as in the pursuit of other opportunities, was the catalyst behind a dialogue is led to the announcement we’re making today.

As we have said previously, CA intends to make acquisitions to help us achieve our goal of market segment leadership in management across the enterprise. We’ve said we would focus on small- to medium-sized acquisitions to round out our product portfolio in our core areas of systems management and security management for the enterprise. And we’ve said that any acquisition we do will target superior products and technologies that yield excellent financial returns. The acquisition of Niku meets each of these criteria, and is also in a high-growth sector of software.

From a technology perspective, we’ve just discovered how Niku’s Clarity software is a significant complement to CA’s existing systems management offerings. Through this acquisition CA will also be requiring approximately 290 talented professionals and several patents. Through our existing partnership with Niku CA has already begun integrating the Clarity solutions suite with our BSO offerings. For example, we are integrating our Service Desk, Harvest Change Manager, and Clarity to provide a single solution to broker all IT requests from evaluation and prioritization through project planning and delivery.

As I noted in describing our existing reseller relationship, Niku is clearly a great fit from a customer perspective. The Commonwealth of Massachusetts represented a strong win for our team and we are very optimistic about the opportunity to broadly integrate this technology into CA’s salesforce. The ability of IT management and governance capabilities to increase the business impact of our customers’ IT investments and allow them to decrease costs and improve efficiency are exactly the offerings we want to have in our arsenal, not only within the scope of our BSO unit, but across all of CA.

Niku has 40 quota-carrying sales representatives as well as strategic partner relationships with systems integrators like BearingPoint and Cap Gemini. The Company’s customer base includes approximately 400 customers, the majority of which are in the Global 2000, and as I said earlier, 400,000 users. CA itself is one of Niku’s top customers and we’re in the process of deploying the product throughout our own organization.

In addition to being a great fit from make technology and customer perspective, the Niku acquisition makes sense from a financial perspective. CA will pay $21.00 of cash per fully diluted share of Niku for a purchase price of approximately $350 million. Net of cash, the purchase price is approximately $285 million. We expect to close the transaction three months.

For the remainder of CA’s fiscal 2006, which ends in March 2006, we expect the acquisition to contribute approximately $40 million of revenue, an operating loss of $10 million, or approximately (technical difficulty) per share, and free cash flow of $6 million. For the first 12 months of combined operations we expect approximately $95 million of revenue, an operating loss of $10 million and $18 million of free cash flow. And for CA’s fiscal 2007, which ends in March 2007, we expect revenue of $130 million, operating income of $4 million and free cash flow of $27 million. The acquisition is expected to be diluted by about a penny to earnings per share for CA in fiscal 2006 and slightly accretive in fiscal 2007.

As I’ve discussed before, CA makes investment decisions based on return-on-invested-capital and cash flow yield metrics. During fiscal ‘07, when we achieve our $27 million free cash flow goal, that will be a free cash flow yield in excess of our current yield for all of CA of 8%.

CA will fund this acquisition with our existing cash balances. We ended our fourth quarter with $3.1 billion in cash and marketable securities and we generate approximate $300 million of cash flow from operations per quarter.

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As for integration and executive, we are primed for a smooth and speedy process, in part because the companies already enjoy a strong relationship and also because CA’s integration process is now quite refined.

Similar to our other acquisitions, we’ll have a dedicated task force, led by CA’s Stacy Leader and Niku’s Josh Pickus, focused on customer and partner communication, employee retention, cost savings and business growth. We’re putting a strong retention program in place for the key technology management leaders and will work diligently to retain the vast majority of the developers. To ensure is much continuity as possible, Niku will operate much as it does today once the acquisition is completed as we work to integrate the sales functions first and then longer-term integrate the development function.

With that, I’d like to turn it over to Josh Pickus, President and CEO of Niku, to say a few words. I’m also pleased to announce that Josh has agreed to join the CA team as Senior Vice President of Business Services Optimization. Josh?

Josh Pickus - Niku Corporation - President, CEO, Chairman of the Board

Thank you, Jeff. We see a huge market opportunity for our Clarity product — first and foremost in IT Management and Governance, and also increasingly in New Product Development. We believe that the fastest and best way to take advantage of that market opportunity is with the backing and support of a top-five software company. And so, in order to achieve this, we first strike a strategic partnership with CA. This partnership is off to a great start and has already shown fast returns — both commercially and in the fit between those of us at Niku and the team at CA. And so we decided to take the next logical step of becoming part of CA.

We endorse and applaud the BSO vision, and are pleased to be able to come to market with what will be the most complete product set, backed by the significant resources and reach that CA can bring to bear. This acquisition will allow us to further our mission of helping our customers maximize their return on critical investments, to accelerate the delivery of enhanced offerings to our customers, into more quickly meet the growing demand for our joint solutions.

We view this as an excellent deal in every respect — for Niku customers, for Niku employees, and for Niku shareholders. I look forward to joining CA’s BSO business unit and to working with the combined team to take advantage of the opportunities in this rapidly growing market. I’ll now hand the call back to Jeff for closing remarks.

Jeff Clarke - Computer Associates - COO

Thank you, Josh. Niku is a targeted, strategic growth acquisition for CA in one of our core focus areas — systems management. Niku is in the fast-growing IT Management and Governance sector, a market growing faster than CA’s overall business and faster than the software sector as a whole. Through this acquisition, CA will be able to accelerate the distribution of Niku’s products with our more substantial direct and indirect channels and we will be able to accelerate sales of our existing systems management software by offering customers a broader and more comprehensive solution that is in demand.

No other technology company has the experience and breadth the products needed to help customers manage and secure their disparate computing environments as a single, cohesive entity — across platforms, systems, applications, and technology stacks. This is an important competitive advantage, especially as customers remain judicious in how they spend their technology budgets. With the increasing complexity of computing environments, rising security threats and proliferating regulatory requirements customers are eager to work with a well-qualified strategic partner. CA wants to be that partner, and the acquisition of Niku furthers us towards that goal.

I’d like to open the lines for Q&A. Operator?

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Jun. 09. 2005 / 10:00AM, CA - Computer Associates to Acquire Niku

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Steve Mahedy, Banc of America Securities.

Steve Mahedy - Banc of America Securities - Analyst

Thanks. A couple questions. The first is — thanks for laying out all the financials, you gave some pretty detailed projections. Now what are some of the assumptions for either cost synergies or expense synergies in the numbers? Then what type of investment needs to be done on the capital side? I know you gave us the free cash flow numbers.

Jeff Clarke - Computer Associates - COO

Steve, we are expecting fairly strong revenue synergies and the revenue synergies that related to the numbers I gave you really only include an extension of the existing BSO market; it doesn’t include the overall strengthening of the Unicenter brand which we think will be much larger than the numbers I gave you.

On the cost — to the revenue synergies, it’s an interesting discussion. By ‘07 you start to see pretty good revenue synergies, but the reason the Company — the reason that it’s dilutive on an EPS basis for the first year is because — not because that it’s not additive to our earnings. In fact, Niku has been profitable 11 straight quarters and it will be — it will add to our earnings per share on an economic basis, on a cash flow basis. However, as most investors are aware, we in CA defer revenue because of our subscription based model and as such defer profit over time. Niku on the other hand, as most companies in the industry, take the revenue and profit of a software transaction the month that the business is done. We amortize it over, in general, 36 months.

So in the first year it will be dilutive because of that, not on an economic basis but more on an accounting basis. So the cost synergies will be about $6 million; the revenue synergies, because of the accounting, will be dilutive initially — in other words they’ll have less revenue in the first 12 months than we would have otherwise. And then in ‘07 it will come together as the business starts flowing through with $130 million on a go-forward basis.

Steve Mahedy - Banc of America Securities - Analyst

(indiscernible). You’d mentioned that you’re using the product internally. I wonder if that’s part of the million dollar SAP implementation or if it’s for governance (indiscernible) besides IT management. And then the last question I’d have would be perhaps for Mike, what he’s seeing in the M&A environment relative to (technical difficulty) the acquisition.

Jeff Clarke - Computer Associates - COO

On the first question — or I guess the second question, Steve — Mike’s doing the M&A market, so — oh, I’m sorry, the SAP part of ERP. In terms of how we’re going to use Niku internally, we’re using it — we believe it will be the broadest application of Niku altogether. We’re using it for project management, we’re using it for capacity management, we’re using it so our CIO, Kevin Kern, can make trade-offs in has business around the many competing demands for IT spend.

So if Russ Artzt, for example, our head of engineering, wants to deploy a set of applications to support development, that will be — Kevin, our CIO, will now have information because of the Niku product set on what resources are available to do that. And what resources are available to do that versus the ERP implementation, where we are obviously (indiscernible) a lot of resources, or general financial application.

So what Niku does is it gives you a dashboard of — an impressive dashboard of all of the different moving parts within your business, but it allows, in this case, our CIO, Kevin Kern, to look at it from a business perspective as opposed to simply a resource perspective or an IT perspective. Mike, do you want to talk about premiums and so forth?

Michael Christenson - Computer Associates - EVP of Strategy & Business Devel.

Yes. Steve, I think that looking at the price and the premium you obviously have to look at it in the context of buying a company with a 45% growth rate last year in a very attractive segment. So if you kind of put it in that context, the 28% to 30% premium, it’s certainly within the range of what you would see for other similar transactions in the marketplace. But I think to give you a little bit of background on how we arrived at price, and Josh can add to it as we go through, when we signed the original reseller deal at the very end of last year and we announced it in January it became very clear to us on the CA side that this is a product that we wanted to own not just resell.

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Jun. 09. 2005 / 10:00AM, CA - Computer Associates to Acquire Niku

So we really as early as kind of late February/early March went to Josh and said we wanted to talk about something more extensive along the lines of an acquisition. And if you look at it over that period of time, March and June, we were very focused on ramping up the joint marketing and really tightly integrating our Companies while at the same time talking about how we would negotiate the merger agreement and the price. And over that period of time the stock has been as high as 22 and as low as 12 and all of us agreed that a price at 21 was a deal that would be fair to the Niku shareholders for what they created, what we brought to the table on the CA side and would be a good deal for both of us.

Steve Mahedy - Banc of America Securities - Analyst

Great. Congratulations on the deal.

Jeff Clarke - Computer Associates - COO

Thank you very much. Next question, please.

Operator

Todd Raker, Deutsche Bank.

Todd Raker - Deutsche Bank - Analyst

Two quick questions for you. First, can you dive into what’s different now that you’re acquiring this company versus the strategic relationship? So, where do you stand in terms of training your current salesforce on this product and do you extend that within your salesforce structure? Then one other follow-up question.

Jeff Clarke - Computer Associates - COO

Josh, you’re going to be working on driving the sales, here’s one — I’d like to take a shot at that one.

Josh Pickus - Niku Corporation - President, CEO, Chairman of the Board

Todd, the thing that I see that’s going to be most powerful is the way in which we interact with customers. In the reseller relationship I think we’ve done a very good job of presenting a unified front, but the fact of the matter is we’re still two companies, and there are still customers who look at that and say, “hmm, worried about how that’s going to work together”. I think we’ve eliminated that and with this we’ll be able to go to the customers with an even more coherent message.

From a salesforce perspective I’m going to keep my outstanding sales team of 40 quota-carrying reps laserlike focused on selling this Clarity solution. So we’re going to continue to have a Clarity-focused salesforce and we’re going to be working very closely with the 350 CA reps who have been trained on that. I’ve been very encouraged by their cooperation really in many theaters in the world and I think this deal is going to make that even better.

Jeff Clarke - Computer Associates - COO

The only thing I’d add to that is, while Niku has done a nice job with Cap Gemini and BearingPoint in terms of the extending this into their channels, we think the indirect distribution ability of CA and the size of our firm and the extent of the relationship with some of the third-party resellers — in this case systems integrators — could also extend and we are not limiting training our people to the 50. We expect to expand that well beyond that. So we think the 45% growth rate that Josh and his team have delivered is quite impressive and we expect to build on that substantially.

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Jun. 09. 2005 / 10:00AM, CA - Computer Associates to Acquire Niku

Todd Raker - Deutsche Bank - Analyst

One quick follow-up question for you, Jeff. On the revenue numbers you highlighted, I just want to understand because those are roughly in line with sell side estimates today for DQ (ph). How do you see transitioning this company to the subscription model?

Jeff Clarke - Computer Associates - COO

Again, in the first 12 months we expect to have about $95 million of revenue. So we’re going to move to subscription revenue pretty rapidly. It really has to do with you have to change the contracts at the customer level. So it will be a pretty rapid cutover. And again, on an economic basis that shouldn’t hurt us. The free cash flow ramps pretty quickly from 6 million in the first six months to 18 million in the first 12 months, which includes the 6 million, and then to 27 million in ‘07. So economically it starts moving pretty quickly and the revenue, as I said, goes from about 95 million in the first 12 months to 130 million. So even with the ratable you can see that we think there’s quite a — we’re quite optimistic about the ability to drive incremental business here.

Todd Raker - Deutsche Bank - Analyst

Again, I’m sorry, I’m a little confused on this issue. That 95 million you would not classify as bookings, that is what you expect to recognize as revenue?

Jeff Clarke - Computer Associates - COO

That’s revenue. That’s additive revenue to the firm in the first 12 months.

Todd Raker - Deutsche Bank - Analyst

If you looked at kind of the percent of ratable, do you think you’ll be halfway through the transition at that stage?

Jeff Clarke - Computer Associates - COO

If I grow fast enough I hope I never get to the transition. Each time you add an additional customer that’s amortized over three years. So if you’re growing rapidly it takes a period of time for it to fully show up in your P&L. But you’re seeing — you’ll see typically these contracts over the three-year period, so it will be similar to the rest of the CA business.

Todd Raker - Deutsche Bank - Analyst

How much of Niku today is ratable?

Jeff Clarke - Computer Associates - COO

Zero. They have typically one year maintenance contracts. They are in a traditional software accounting (indiscernible).

Todd Raker - Deutsche Bank - Analyst

Okay. Thanks, guys.

Jeff Clarke - Computer Associates - COO

Next question, please.

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Jun. 09. 2005 / 10:00AM, CA - Computer Associates to Acquire Niku

Operator

Brian McGrath, Credit Suisse First Boston.

Jason Maynard - Credit Suisse First Boston - Analyst

It’s Jason Maynard here from CSFB. Just in terms of following up on the last question, that 95 million in revenue, maybe walk through what’s the assumption in terms of whether it’s subscription or perpetual license relative to professional services? This market does seem to be fairly service intensive and I’d be curious just to get your view on how this plays out and how you may have to alter your go to market strategy to account for what seemingly is a little heavier services or just business consulting engagement that goes with an ITG sale.

Jeff Clarke - Computer Associates - COO

Okay. There’s no question that the sales cycle on these products are longer and there’s a much larger service content than there is in other businesses. And in fact, in many ways Niku, because of its need to be profitable and so forth, they’ve been somewhat constrained in adding its service people which drives these sales and we think we can be able to afford them to make incremental investments. But of the 95 million of revenue you should think of it as about 25 million licensed on the subscription basis, about 50 million traditional professional services, and about $19 million of maintenance. That makes up the 95 million. So you’re going to have a fairly large service piece, but you’re also going to have that license mapping in pretty well.

Jason Maynard - Credit Suisse First Boston - Analyst

Okay. The 95 million, I think that seems a bit above the numbers?

Jeff Clarke - Computer Associates - COO

It’s part of — again, this is the first 12 months of transaction which we are expecting to close in about three months. The consensus for their current fiscal year, which they’re already into, it started on February 1st, is about 80 million. And so it’s a little apples-and-oranges on the timing and obviously apples-and-oranges on the accounting treatment.

Jason Maynard - Credit Suisse First Boston - Analyst

But I guess I’m just maybe very simplistically reading that you don’t expect any disruptions, you just brought this thing and should be able to (multiple speakers)?

Jeff Clarke - Computer Associates - COO

We expect acceleration.

Jason Maynard - Credit Suisse First Boston - Analyst

Okay. Fair enough, thank you.

Olivia Bellingham - Computer Associates - VP, IR

Next question, please.

Operator

Michael Turits, Prudential Securities.

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Jun. 09. 2005 / 10:00AM, CA - Computer Associates to Acquire Niku

Michael Turits - Prudential Securities - Analyst

A question again on the run rate and the revenues. Again it sounds like the same run rate pretty much as the Street is expecting. Why is it though that you guys expect an operating loss basically on the same amount of revenue whereas I think the Street was looking for an operating gain of about $9 to $10 million?

Jeff Clarke - Computer Associates - COO

I briefly talked about that on my first response. The reason is because of the deferral of the license revenue which is more profitable than the service revenue. And from a — I think, again, as most investors have calculated in our firm, for short-term economic performance its better — with a ratable model it’s better to look at free cash flow and that’s why we’re disclosing these here. Without — it is quite accretive, quite additive to cash flow when you look at it from that perspective as opposed to from the traditional model. So effectively we’re differing very profitable license revenue over time which shows up in later periods. And the other element is — remember, we also have to write down $7 million of deferred revenue as part of the merger accounting on this. That’s a not an economic but an accounting statement factor.

Michael Turits - Prudential Securities - Analyst

Just to be clear here, you’re obviously just expecting an acceleration of booking beyond what the Street was expecting for Niku on a standalone basis? You write down the 7 million, switch over to subscription, that shifts your mix much more towards the lower end margin services business and that’s why you have the lower profitability.

Jeff Clarke - Computer Associates - COO

And it’s the additive that Niku as a standalone had its deferred revenue. As you know, the accounting of mergers requires you to write off some of that deferred revenue. We have to write-off $7 million of profit — of revenue which was effectively dollar for dollar profit that would have occurred if Niku as a standalone entity. Another way of looking at this is to think about billing which obviously we spend a lot of time as a company in billing. In the first 12 months the revenue would be 95, but we expect to bill 123. So you can imagine what the profit would be if that was dollar for dollar which in fact it would be because there’s no more cost associated with that.

Jacob Lamm - Computer Associates - SVP, Gen. Mgr. Bus. Serv. Optimization

And then just one separate question. It looks like hopefully Josh will be here for awhile since you gave him (technical difficulty) business unit. But as an all-cash deal, just anything you can tell us about what you’re doing to retain the key development staff or development overall would be helpful?

Jeff Clarke - Computer Associates - COO

Absolutely. There are about 290 people in Niku. We are targeting retention programs for about 100 of those people. There will be a range in similar ways to the retention programs we had at Netegrity and Concord which, to date, have worked pretty well and they range to sometimes if you stay for 12 months a 20% addition to your salary and for certain very critical people there is the opportunity for an equity component as well as additional cash as necessary on a selective basis.

So we are very serious about retention, we’re very pleased with how our tools both on sales force compensation where we make sure that people get the credit and, for example, on Niku we’re going to make sure that their salespeople get paid for the entire rest of their fiscal year even though they’ll be in a blended period. These things mean a lot and when you can communicate them on day one to employees they’re quite retentative.

I also want to comment — in the due diligence we were quite pleased with the ability Josh has had to keep his team during the last several years here. This is a seasoned team; many people have been here three to four years, three to five years and the Company has only been around since ‘98. So quite pleased with the talent in place and we certainly are going to do our best to retain them.

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FINAL TRANSCRIPT

Jun. 09. 2005 / 10:00AM, CA - Computer Associates to Acquire Niku

Michael Turits - Prudential Securities - Analyst

Alright, Jeff. Thanks a lot.

Operator

Daniel Cummins, UBS.

Daniel Cummins - UBS - Analyst

Josh, I wanted to ask about the competitive environment. Could you kind of give us your view on how you guys stand? How Niku stands with respect to Kintana right now competitively as well as the PeopleSoft offering in this space? And then just generally speaking do you expect more pressure — significant pressure from ERP vendors or business intelligence vendors in this space?

Josh Pickus - Niku Corporation - President, CEO, Chairman of the Board

Sure. Happy to answer that. We do extremely well and have an outstanding win rate today against the Kintana division of Mercury. We’ve won quite a number of high-profile transactions against them recently at major customers like Dun & Bradstreet or Samsung, and typically we win those transactions because the product offering is deemed to be superior. Where we lose to Kintana has been because they’ve effectively made the case that they’re larger and that they have a bigger entity supporting them. And I think with this transaction we have eliminated that. We’ve effectively made them the little guy and I think we’re going to be even more successful in competing going forward.

As far as PeopleSoft is concerned, that offering is really not a factor in the marketplace, it does exist, but it is not present in many competitive situations. And what I think generally about the ERP players and the BI players is that, while we’ve watched them very carefully, neither one of them at this point is relevant in the market. The ERP players are much more focused on eating each other’s lunch and moving into related areas like BI add the BI players have traditionally not sold into IT and as a result of that we just don’t see them in the marketplace. I think to some degree we’re actually complementary to them but our key competitors really are Mercury, (indiscernible) and IBM. And I think we’ve taken away the one advantage they have with this deal.

Daniel Cummins - UBS - Analyst

Thanks, Josh. Just a quick follow-up. Has there been any change or pressure on pricing since IBM acquired System Corp.?

Josh Pickus - Niku Corporation - President, CEO, Chairman of the Board

No, this is a market that is new enough and mission critical enough that competition is not based principally on price. It’s really on functionality and scalability and I’m betting my job on this, are you going to get it right for me. So the pricing environment has been relatively stable.

Daniel Cummins - UBS - Analyst

Thanks very much.

Operator

Jim Mendelson, Lazard Freres & Co.

Jim Mendelson - Lazard Freres & Co. - Analyst

Jeff, I was just wondering if you could comment a little further on CA’s likelihood of doing additional acquisitions over the next six months? And a sense of just how many opportunities are out there that you’re evaluating?

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FINAL TRANSCRIPT

Jun. 09. 2005 / 10:00AM, CA - Computer Associates to Acquire Niku

Jeff Clarke - Computer Associates - COO

Right now we’re going to — certainly in the immediate term, we are going to focus on integrating on both Concord, which closed yesterday, and the integration planning of Niku over the next 90 days as the shareholder approval and regulatory processes go through. So we will be very focused on internally from that perspective.

As we have discussed with investors before, we have a very disciplined M&A process. Each of our deals has to stand up against buying back our own stock, which we believe we have the strategic flexibility to both buy back our own stock, increase our dividend as we have done in the last several months, and to drive for greater cash flows in the future with strong cash flow yields, like the transactions we have made over the past year. Well, we do realize that we have made three fairly large, in terms of 3 to $400 million deals in the last year; we’re very focused on the integrations of those, and that is going to be the focus.

All that said, if a deal, if a company, or a part of the industry that we’re focused on — which again is systems and network management and security primarily; we will also evaluate certain acquisitions in the storage area; but primarily systems and network management and security — if a company comes to our attention that meets these financial criterias (sic) and more importantly meets the strategic criteria of extending our capability in this market, we will continue to look at those. But certainly in the immediate term our focus is going to be very much on integrating these firms.

Jim Mendelson - Lazard Freres & Co. - Analyst

Thank you.

Jeff Clarke - Computer Associates - COO

Next question, please.

Operator

Richard Sherman, Janney Montgomery Scott.

Richard Sherman - Janney Montgomery Scott - Analyst

Jeff, congratulations. I want to maybe take a different tack on the competitive question here. Specifically looking at the Service Desk. How does your Service Desk business change with the government piece tucked in? What does that mean to the competitive landscape? I know you have talked about Mercury, but let’s talk about it from a Service Desk perspective?

Jeff Clarke - Computer Associates - COO

I’m actually going to let Jacob take that question, because that’s his business.

Jacob Lamm - Computer Associates - SVP, Gen. Mgr. Bus. Serv. Optimization

Sure. Richard, there’s two angles to that. The first one is the Service Desk is seen not so much as a tactical how-do-I-answer-calls tool anymore, but more of how do I make my organization more productive, my global organization more productive? And how do I prioritize the things that the service organization does? All the things I need to do, what is most important to the business?

The second part is how I have a single front end for all end-user requests. Go one place to say these are all the requests that are coming in from the business; which ones are important to do? The combination of the Niku Clarity portfolio assessment manual (ph) is look at all the requests that are out there, all the demands on IT, and assess those in terms of what is most important to the business. As well us to drive requests and change in the infrastructure through the Niku projects and portfolios, gives us that tightly coupled IT governance (ph) solution that our customers are looking for.

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FINAL TRANSCRIPT

Jun. 09. 2005 / 10:00AM, CA - Computer Associates to Acquire Niku

Richard Sherman - Janney Montgomery Scott - Analyst

Okay. In terms of the assignment of tasks, I imagine that is going to be increasingly a focus on what are the commissions and rights of various IT personnel to make such changes in reconfiguration.

Jacob Lamm - Computer Associates - SVP, Gen. Mgr. Bus. Serv. Optimization

Certainly, the integration with our eTrust product lines as well, again, across eTrust there’s security and systems to look at who has rights to do what in the organization; it needs to be coupled in with what is the business priority. That connection is made as well.

Richard Sherman - Janney Montgomery Scott - Analyst

Great. Jeff, maybe last question. Can we steal maybe a comment from you on the Concord piece, now that the acquisition is done? Any thoughts on the product integration or any kind of update you could provide there?

Jeff Clarke - Computer Associates - COO

Absolutely. We did a multi-hour review on Monday with a broad set of the integration team and Concord management that is being brought into CA. I’m very excited. I think the integration planning really went like clockwork. So I am very pleased now that we are unleashed into the market. Because obviously when you do an integration planning, you are waiting for the approval, because you can’t engage at a sales level yet.

At an engineering level we have given preliminary roadmaps and we do expect additional product roadmaps to come out within the next 45 days. Although I think the preliminary roadmaps really gave the appropriate indication to our customer base that we were — which products we were going to lead with and which products we would continue to support over time.

Everything has gone well. The retention is exactly where we wanted. The synergies are within our sights, and so we’re ready to start executing, and ready to get unleashed on this product set.

Richard Sherman - Janney Montgomery Scott - Analyst

Okay, great. Thank you.

Jeff Clarke - Computer Associates - COO

Last question, and then we’ll do a quick wrap-up.

Operator

Tom Ernst, Deutsche Bank.

Tom Ernst - Deutsche Bank - Analyst

Josh, from a Niku shareholder perspective, give us a sense for your process (technical difficulty) ensuring that this is the right strategic move? I think it makes sense obviously from the combination. But how did you — what was your process in evaluating other strategic alternatives, other potential suitors?

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FINAL TRANSCRIPT

Jun. 09. 2005 / 10:00AM, CA - Computer Associates to Acquire Niku

Josh Pickus - Niku Corporation - President, CEO, Chairman of the Board

Sure. That we engage UBS as our investment bankers, and we have gone through quite a deliberate process, which involved touching I would say every relevant potential acquirer over a several-month period, because it is obviously my responsibility to deliver maximum shareholder value to my shareholders.

This wasn’t a formal auction process in anyway. What it was, was a course of normal business contact in which I talked to other CEOs and UBS made their contacts, and I think we feel very confident that it has been about as extensive and disciplined a process as it could be, to ensure that we are delivering absolutely the maximum shareholder value.

Tom Ernst - Deutsche Bank - Analyst

Josh, did you have any others make a formal bid as well?

Josh Pickus - Niku Corporation - President, CEO, Chairman of the Board

We have had numerous indications of interest. I wouldn’t describe the indications of interest as formal bids.

Tom Ernst - Deutsche Bank - Analyst

Okay. Lastly, the final piece, your other strategic option would be remaining independent. Are you confident that this is the best risk-reward opportunity at $21 a share, versus the opportunity for going it alone?

Josh Pickus - Niku Corporation - President, CEO, Chairman of the Board

That is obviously a key question that I spent a lot of time on; and I do believe that it is. We are very optimistic about our business. I think that was evident in our last conference call. The fact of the matter, though, is that this market is consolidating. There are very large vendors who are very serious about it. Over time, the market is going to become one dominated by larger vendors. So it was critical that we seize the opportunity and ensure value creation for our shareholders today.

Tom Ernst - Deutsche Bank - Analyst

All right. Thank you again.

Jeff Clarke - Computer Associates - COO

Thank you. I have one other announcement I would like to make, and then we will wrap up on this call. I’m excited to announce that Andrew Dutton, the former head of BEA’s Europe business, has agreed to join CA to lead our Europe, Middle East, and Africa business. He will start with us officially tomorrow. Dutton spent 17 years at IBM in a number of senior management positions and prior to him going to BEA; and at one point was the general manager for the IBM software group in Asia-Pacific. He clearly is a seasoned executive, well known in the industry. We’re really pleased to have him.

He has 26 years of experience in the technology industry. He is widely recognized for driving results and building growth. As you know the solid growth of our EMEA business is critically important to CA’s long-term strategy and our key growth strategy to expand into international markets. So we look forward to having Andrew moving this business forward. Andrew will report directly to Greg Corgan, who is our worldwide head of sales, who reports to me. So I am very excited to have Andrew starting tomorrow with us.

Just in closing the call, Niku is a targeted strategic growth acquisition for CA in one of our core focus areas, system management. The acquisition met all of the financial discipline and the strategic criteria of our M&A, and we’re extremely excited to have Niku as part of the CA family. Josh, welcome to CA. Thank you all for joining.

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